United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
April 18, 2012
Fidelity National Financial, Inc.
(Exact name of Registrant as Specified in its Charter)
001-32630
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	16-1725106 (IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-8100
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On April 16, 2012, Fidelity National Financial, Inc. (the “Company”) entered into a second amended and restated credit agreement to amend and restate its credit agreement dated as of September 12, 2006, as amended, with Bank of America, N.A. as administrative agent and swing line lender (the “Administrative Agent”), and the other financial institutions party thereto (the “Restated Credit Agreement”). The Restated Credit Agreement reduced the total size of the unsecured revolving credit facility from $925 million to $800 million, with an option to increase the size of the credit facility to $900 million subject to certain requirements, including the absence of any event of default or default under the Restated Credit Agreement and the Company obtaining the consent of the lenders participating in the increase. The maturity date of the Restated Credit Agreement is April 16, 2016.
Revolving loans under the credit facility generally bear interest at a variable rate based on either (i) the base rate (which is the highest of (a) one-half of one percent in excess of the federal funds rate, (b) the Administrative Agent's “prime rate”, or (c) the sum of one percent plus one-month LIBOR) plus a margin of between 32.5 and 60.0 basis points depending on the senior unsecured long-term debt ratings of the Company or (ii) LIBOR plus a margin of between 132.5 and 160.0 basis points depending on the senior unsecured long-term debt ratings of the Company. At the current Moody's and Standard & Poor's senior unsecured long-term debt ratings of Baa3/BBB-, the applicable margin for revolving loans subject to LIBOR is 145.0 basis points. In addition, the Company will pay a commitment fee of between 17.5 and 40.0 basis points on the entire facility, also depending on the Company's senior unsecured long-term debt ratings.
Under the Restated Credit Agreement, the Company is subject to customary affirmative, negative and financial covenants, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments, dispositions and transactions with affiliates, limitations on dividends and other restricted payments, a minimum net worth and a maximum debt to capitalization ratio. The Restated Credit Agreement also includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, if an event of default occurs and is continuing, the interest rate on all outstanding obligations may be increased, payments of all outstanding loans may be accelerated and/or the lenders' commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Restated Credit Agreement shall automatically become immediately due and payable, and the lenders' commitments will automatically terminate.
The foregoing description of the Restated Credit Agreement is not complete, and is qualified in its entirety by reference to the full text of the Restated Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(a) Not Applicable.
(b) Not Applicable.
(c) Not Applicable.
(d) Exhibits.
    (10.1)    Second Amended and Restated Credit Agreement, dated as of April 16, 2012, among Fidelity National Financial, Inc., Bank of America, N.A. as Administrative Agent and Swing Line Lender, and the other financial institutions party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FIDELITY NATIONAL FINANCIAL, INC.

Date: April 18, 2012

By: /s/ Anthony J. Park
Executive Vice President
Chief Financial Officer

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

10.1
Second Amended and Restated Credit Agreement, dated as of April 16, 2012, among Fidelity National Financial, Inc., Bank of America, N.A. as Administrative Agent and Swing Line Lender, and the other financial institutions party thereto.